Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong Laura Lee Luna	408-523-2175 408-523-2161

INTUITIVE SURGICAL ANNOUNCES FOURTH QUARTER EARNINGS

SUNNYVALE, CALIF. January 21, 2010 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported fourth quarter of 2009 revenue of $323.0 million, up 40% compared with $231.5 million for the fourth quarter of 2008. Fourth quarter of 2009 revenue growth was driven by continued robotic procedure adoption and higher da Vinci Surgical System sales.

Fourth quarter of 2009 instruments and accessories revenue increased 39% to $113.3 million from $81.6 million in the fourth quarter of 2008. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 44%. Fourth quarter of 2009 systems revenue was $162.0 million, an increase of 42%, compared to $113.8 million during the fourth quarter of 2008. Fourth quarter of 2009 service revenue increased 32% to $47.8 million from $36.2 million during the fourth quarter of 2008, reflecting growth in the installed base of da Vinci Surgical Systems.

Fourth quarter of 2009 operating income increased to $128.4 million from $82.7 million during the fourth quarter of 2008. Operating results for the fourth quarter of 2009 included $25.0 million of non-cash stock-based compensation expense compared with $21.4 million for the fourth quarter of 2008.

Fourth quarter of 2009 net income was $77.6 million, or $1.95 per diluted share, compared with $50.8 million, or $1.27 per diluted share for the fourth quarter of 2008.

Revenue for the year ended December 31, 2009 totaled $1,052.2 million, increasing 20% from $874.9 million for the year ended December 31, 2008. Net income for the year ended December 31, 2009 was $232.6 million, or $5.93 per diluted share, compared to net income of $204.3 million, or $5.12 per diluted share for the year ended December 31, 2008.

Intuitive Surgical ended the fourth quarter of 2009 with cash, cash equivalents and investments of $1,172 million, up $148 million from the previous quarter.

Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with the performance of our team in the fourth quarter, our procedure growth, and as a consequence, our financial results. Led by outstanding patient outcomes, robotic surgery adoption with patients and the medical community at large continues to grow.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the United States and 517-645-6051 for participants located outside the United States. The passcode is ISRG and the meeting leader is Mr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console or consoles, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, da Vinci®, da Vinci S®, da Vinci® Si™, InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tight credit market and related impact on health care spending; possible health care reform in the United States and its implications on hospital spending, reimbursement, and fees which may be levied on certain medical device companies; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended
	December 31, 2009	September 30, 2009	December 31, 2008
Revenue:
Instruments & Accessories	$113,268	$100,822	$81,575
Systems	161,956	135,459	113,752
Services	47,814	43,853	36,218

Total revenue (1)	323,038	280,134	231,545
Cost of revenue:
Products	71,418	65,336	51,669
Services	18,461	15,794	14,536

Total cost of revenue (2)	89,879	81,130	66,205

Gross profit	233,159	199,004	165,340

Operating expenses:
Selling, general and administrative	79,006	69,863	61,739
Research and development (3)	25,771	24,650	20,864

Total operating expenses (2)	104,777	94,513	82,603

Income from operations	128,382	104,491	82,737

Interest and other income, net	4,123	4,362	5,525

Income before income taxes	132,505	108,853	88,262
Provision for income taxes	54,953	44,329	37,504

Net Income	$77,552	$64,524	$50,758

Earnings per share:
Basic	$2.02	$1.69	$1.30

Diluted (1)	$1.95	$1.64	$1.27

Shares used in computing earnings per share:
Basic	38,329	38,083	39,138

Diluted	39,683	39,245	39,837

(1)	The Company offered certain customers the opportunity to upgrade the da Vinci S Surgical Systems purchased during the first quarter of 2009 to the recently introduced da Vinci Si Surgical Systems, at a discount from the list price of the upgrade. These customers were also given the opportunity to return certain da Vinci S accessories in exchange for da Vinci Si accessories. The customers were given until June 30, 2009 to accept the offer. As of March 31, 2009, the Company had deferred $20.1 million associated with these offers.

In the second quarter of 2009, the Company recognized $13.8 million of revenue originally deferred in the first quarter and associated with offers declined, upgrades completed or accessories delivered. In the third quarter of 2009, the Company recognized the remaining $6.3 million of revenue originally deferred in the first quarter and associated with upgrades completed or accessories delivered. Excluding the $6.3 million of revenue recognized, the total revenue and diluted earnings per share during the three months ended September 30, 2009 was $273.9 million and $1.55, respectively.

(2)	Includes stock compensation expense of $3.7 million, $3.7 million, and $3.1 million in total cost of revenue and $21.3 million, $20.9 million, and $18.3 million in total operating expenses for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively.
(3)	Includes amortization of purchased intellectual property of $3.6 million, $3.6 million and $3.2 million in research and development expenses for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31,
	2009	2008
Revenue:
Instruments & Accessories	$389,445	$292,989
Systems	490,456	455,336
Services	172,267	126,594

Total revenue	1,052,168	874,919

Cost of revenue:
Products	237,562	200,074
Services	63,554	54,068

Total cost of revenue (1)	301,116	254,142

Gross profit	751,052	620,777

Operating expenses:
Selling, general and administrative	278,511	230,570
Research and development (2)	95,102	79,372

Total operating expenses (1)	373,613	309,942

Income from operations	377,439	310,835

Interest and other income, net	18,672	24,368

Income before income taxes	396,111	335,203
Provision for income taxes	163,505	130,888

Net Income	$232,606	$204,315

Earnings per share:
Basic	$6.07	$5.26

Diluted	$5.93	$5.12

Shares used in computing earnings per share:
Basic	38,298	38,877

Diluted	39,205	39,943

(1)	Includes stock compensation expense of $14.3 million and $11.4 million in total cost of revenue and $82.7 million and $65.3 million in total operating expenses for the years ended December 31, 2009 and 2008, respectively.
(2)	Includes amortization of purchased intellectual property of $14.4 million and $9.1 million in research and development expenses for the years ended December 31, 2009 and 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	12/31/2009	9/30/2009	12/31/2008
Cash, cash equivalents, and investments	$1,171,980	$1,023,984	$901,873
Accounts receivable, net	205,384	186,530	170,107
Inventory	57,600	56,646	63,460
Property and equipment, net	125,741	122,865	117,021
Goodwill	110,740	110,740	110,740
Deferred tax assets	60,680	60,257	45,357
Other assets	77,591	76,789	66,066

Total assets	$1,809,716	$1,637,811	$1,474,624

Accounts payable and other accrued liabilities	$171,916	$155,924	$128,606
Deferred revenue	100,517	91,625	79,252

Total liabilities	272,433	247,549	207,858
Stockholders’ equity	1,537,283	1,390,262	1,266,766

Total liabilities and stockholders’ equity	$1,809,716	$1,637,811	$1,474,624